Exhibit 99.1

For Immediate Release

Compass Minerals Reports Fourth-Quarter Snow-Event Data
Company reports reduced sales volumes in salt and
plant nutrition segments.

OVERLAND PARK, Kan. (Jan. 7, 2016) – Limited winter weather activity throughout Compass Minerals’ (NYSE: CMP) primary service areas significantly reduced demand for the company’s deicing products in the fourth quarter.

Eleven representative cities in the company’s primary North American highway deicing service area reported 17 snow events during the period, which was 64 percent below the 10-year average of 47.3 events. The same cities posted 35 events in the fourth quarter of 2014.

The company sold approximately 2.4 million tons of highway deicing salt products in the fourth quarter of 2015, which was a 32 percent decline from 2014 results. This total includes all highway maintenance products sold in the U.S., Canada and the U.K., as well as rock salt sold to the chemical industry. Sales of all salt products reached 3 million tons in the 2015 period compared to 4.3 million tons in the fourth quarter of 2014.

Compass Minerals’ plant nutrition business was also pressured in the fourth quarter, as a result of broad weakness in the agricultural market. The company sold 62,000 tons of plant nutrition products in the fourth quarter, which was below our guidance range of 80,000 tons to 100,000 tons, as well as prior-year results of 105,000 tons.

“While the key winter months are still ahead of us, fewer snow events combined with above-average temperatures thus far have significantly reduced salt demand. In addition, we continued to face headwinds in the agriculture market where customers have been hesitant to make purchases,” said Fran Malecha, Compass Minerals’ president and chief executive officer. “We have implemented cost-reduction measures where possible to mitigate the short-term impacts of mild winter weather and agricultural market softness.”

The company’s fourth-quarter 2015 highway deicing sales volume and regional weather data can be found on its website at www.compassminerals.com/investorresources. The number of snow events reported may not directly correlate to Compass Minerals’ deicing results due to a variety of factors, including the relative significance to the company of the cities represented and differences in the amount of salt purchased by customers to establish their pre-season stockpiles. The weather data should be used only as an indicator of the year-to-year variations in winter weather conditions in these cities. Compass Minerals draws its weather data from the U.S. National Weather Service and National Climatic Data Center, and Environment Canada, without weighting or other adjustments.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that provide solutions to nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. Named one of Forbes’ 100 Most Trustworthy Companies in America in 2015, Compass Minerals’ mission is to be the best essential minerals company by delivering where and when it matters. The company produces its minerals at locations throughout the U.S. and Canada and in the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

Investor Contact	Media Contact
Theresa L. Womble	Tara Hart
Director of Investor Relations	Communications Manager
+1.913.344.9362	+1.913.344.9319
womblet@compassminerals.com	MediaRelations@compassminerals.com

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We use words such as “may,” “would,” “could,”  “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company's actual results to differ materially. The differences could be caused by a number of factors, including weather conditions, pressure on prices and impact from competitive products, any inability by us to fund necessary capital expenditures, foreign exchange rates, and the cost and availability of transportation for the distribution of our products. For further information on these and other risks and uncertainties that may affect our business, see the “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2014. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.